Exhibit 5.
                          May 31, 1994


Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY 11788-7000

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with up to 100,000 shares of your Common Stock, together with associated rights, issuable pursuant to stock options to be granted pursuant to the Computer Associates International, Inc. 1993 Stock Option Plan for Non-Employee Directors. As such counsel, we have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the Plans and such other corporate documents, minutes and records as we have deemed appropriate.

     Based upon the foregoing, it is our opinion that the 100,000 shares issuable pursuant to options outstanding or to be granted under the Plans, will be, upon issuance thereof in accordance with the Plans, duly authorized, validly issued, and fully paid and nonassessable.

     We hereby consent to the reference to us in the Registration
Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,

                         GARY E. MARTINELLI & ASSOCIATES, P.C.




                       By_____Gary E. Martinelli______________________
                              Gary E. Martinelli

GEM/sg

















                                       E-1